Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: July 20, 2017	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES ELECTION OF THOMAS B. HEACOCK AS VICE PRESIDENT OF FINANCE, TREASURER AND CHIEF FINANCIAL OFFICER

KEARNEY, NE - Daniel J. Hirschfeld, Chairman of the Board of The Buckle, Inc. (NYSE: BKE) (the “Company”), announced today that the Board of Directors, acting on the recommendation of the Company’s Audit Committee, has elected Thomas B. Heacock as the Company’s Vice President of Finance, Treasurer and Chief Financial Officer, effective today. Mr. Heacock previously served as the Company’s Vice President of Finance, Treasurer and Corporate Controller. He has been employed by the Company since October 2003. Prior to joining the Company, he was employed by Ernst & Young, LLP. Mr. Heacock replaces Karen B. Rhoads as the Company’s Chief Financial Officer, who in May announced her intention to retire from the Company.

Mr. Hirschfeld stated: “The recommendation to the Board comes as the result of a two-month search process overseen by the Audit Committee, which consists of all of the Company’s independent directors. As part of that process, the Audit Committee retained an executive search firm to assist them in identifying and evaluating both internal and external candidates. After reviewing many resumes and interviewing multiple candidates, the Audit Committee members were unanimous and enthusiastic in their support for Thomas B. Heacock’s promotion to the position of Chief Financial Officer.”

Mr. Hirschfeld thanked the Audit Committee members for their diligent efforts in the search process, and he thanked Ms. Rhoads for her long-time service as the Company’s Chief Financial Officer. Ms. Rhoads will remain with the Company for a period of time to assist in the transfer of her duties and responsibilities to Mr. Heacock and will continue to serve as a member of the Company’s Board of Directors.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 462 retail stores in 44 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com

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